Filed pursuant to Rule 433

Registration No. 333-192302

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

6.125% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES R

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	1,500,000 depositary shares, each representing a 1/25th interest in a share of perpetual 6.125% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series R (the “Series R preferred stock”)

Ratings*:	Ba2 / BB+ / BB+ / BBBL (Stable Outlook / Negative Outlook / Stable Outlook / Positive Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	November 5, 2015

Settlement Date:	November 13, 2015 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series R preferred stock (equivalent to $1,000 liquidation preference per depositary share)

Aggregate Liquidation Preference:	$1,500,000,000

Public Offering Price:	$1,000 per depositary share

Net Proceeds to Citigroup:	$1,477,500,000 (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, (i) from and including the Settlement Date to but excluding November 15, 2020 (the “fixed rate period”), at an annual rate of 6.125% payable semiannually in arrears and on a noncumulative basis, on each May 15, and November 15, beginning May 15, 2016, and (ii) from and including November 15, 2020 (the “floating rate period”), at an annual floating rate equal to three-month USD LIBOR plus 4.478%, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning February 15, 2021, on a noncumulative basis. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York

First Dividend Payment Date:	If declared, May 15, 2016

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series R preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after November 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date

Sinking Fund:	Not applicable

Listing:	None

Voting Rights:	The holders of the Series R preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series R preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights

Depositary Shares CUSIP/ISIN:	172967KD2 / US172967KD27

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Nomura Securities International, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Wells Fargo Securities, LLC

UBS Securities LLC

UniCredit Capital Markets LLC

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

6.125% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES R

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Junior Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

Great Pacific Securities

Imperial Capital, LLC

Lloyds Securities Inc.

MFR Securities, Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

RB International Markets (USA) LLC

RBS Securities Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Brandford Shank & Co., L.L.C.

Skandinaviska Enskilda Banken AB (publ)

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.